EXHIBIT 10.10
TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (the “Agreement”) is entered into by and between Hasbro, Inc., a Rhode Island corporation (“Hasbro”), Hasbro Studios, LLC, a Delaware Limited Liability Company (“Hasbro Studios”) and a subsidiary of Hasbro (collectively with Hasbro and its subsidiaries, the “Company”), and Mr. Stephen Davis (the “Executive”), dated March 5, 2020 and effective as of such date (the “Effective Date”).
WITNESSETH:
WHEREAS, the Executive currently serves as the Executive Vice President, Chief Content Officer of Hasbro;
WHEREAS, the Executive wishes to transition his job responsibilities in preparation to pursue other opportunities and the Company and the Executive want to provide for an orderly transition of the Executive’s responsibilities and knowledge and the Executive’s availability during this transitional period;
WHEREAS, the Executive and the Company have determined that it is in the Executive’s and the Company’s best interests for the Executive to cease to serve as the Executive Vice President, Chief Content Officer of Hasbro but to remain employed by the Company thereafter for a transitional services period during which the Executive will be employed as a special advisor to the Company prior to exiting from all of his positions with the Company; and
WHEREAS, the Executive and the Company mutually desire to enter into this Agreement, which shall replace and supersede any prior agreements in their entirety unless otherwise noted below as of the Effective Date and pursuant to which the Executive shall continue to provide services to the Company from and after the Effective Date in exchange for certain compensation and benefits as provided in this Agreement.
NOW, THEREFORE, it is hereby agreed as follows:
1.Effectiveness; Term. This Agreement shall become effective on the Effective Date.
2.Transition; Position and Duties; Term.
(a)Transition. As of the Effective Date, the Executive shall cease to serve as the Executive Vice President, Chief Content Officer of Hasbro and instead shall continue employment with the Company in the position of Special Advisor, Entertainment (such position, “Special Advisor”). The Executive will continue to be employed in the position of Special Advisor until September 1, 2020, with the term of employment ending at the end of the day on September 1, 2020 (the “Retirement Date”) or, if earlier, the date the Executive’s employment with the Company is terminated in accordance with Section 6 of this Agreement (such period of employment hereunder, the “Term”). The Executive shall, unless his employment with the Company is earlier terminated in accordance with Section 6 of this Agreement, be deemed to voluntarily resign from all positions of any kind with the Company on the Retirement Date. The Company and the Executive agree to the termination of his employment with the Company as of the Retirement Date, that such separation from employment shall be automatic and without any further action on the part of the Executive or the Company. Notwithstanding the foregoing, the Executive’s separation of employment shall not be considered a “retirement” for purposes of any Company Plan (as defined below), including the Stock Plan (as defined below) and award agreements thereunder, unless the

Executive’s termination of employment with the Company on the Retirement Date satisfies the requirements for a “retirement” under such Company Plan.
(b)Other Positions. As of the Effective Date, the Executive shall cease to serve in any and all other officer and board positions he has with the Company and the Executive shall execute such documentation with respect thereto as reasonably requested by the Company.
(c)Duties; Availability. In his role as Special Advisor, the Executive shall report directly to the Chief Executive Officer of Hasbro (the “CEO”) or his designee (who is a member of the Senior Management Team and is a direct report to the CEO) and shall have such duties and responsibilities as are assigned by the CEO or such designee from time to time, which may include assisting with the integration of the Company’s entertainment initiatives with the business of Entertainment One Ltd. and providing advice and assistance on other matters relating to the Executive’s duties prior to the Retirement Date to the CEO and, to the extent specified by the CEO, other senior executives of Hasbro, and otherwise assisting with transitional efforts and making the Executive’s experience and expertise available to the Company. During the Term, the Executive shall devote the time and effort reasonably required to fulfill his duties and responsibilities hereunder in his role as Special Advisor, providing that the Company will not require the Executive to travel without the Executive’s agreement.
3.Compensation and Benefits During the Term.
(a)Base Salary. During the Term, the Executive shall receive a base salary at an annualized rate of $830,000 USD (such annualized amount, the “Base Salary”), payable in accordance with past practice and the Company’s regular payroll practice for its senior executives, as in effect from time to time, it being expressly understood that the Executive will not be eligible for any annual increases during the Transition Period.
(b)Annual Cash Bonus. During the Term, the Executive shall be eligible to receive annual cash incentive compensation as set forth below:
(i)2019 Annual Cash Bonus. The Executive’s annual cash bonus award for the Company’s 2019 fiscal year (“FY 2019”) shall be determined and settled in accordance with the terms of the Hasbro 2014 Senior Management Annual Incentive Plan (the “Bonus Plan”), based on the actual level of attainment of applicable corporate performance goals for FY 2019 as determined by the Company’s Compensation Committee. For the avoidance of doubt, such cash bonus award shall be equal to 75% of the Executive’s FY 2019 base salary earnings (i.e., the target bonus attributable to 100% achievement of the performance goals) multiplied by the corporate performance factor determined under the Bonus Plan for fiscal year 2019, subject to any other modifications required under the Bonus Plan, and paid in calendar year 2020 at the same time as for the senior executives of Hasbro, but in no event later than March 15, 2020.
(ii)2020 Annual Cash Bonus. The Executive shall not be entitled to receive an annual cash bonus award for the Company’s 2020 fiscal year
(c)Equity Awards. All equity awards granted to the Executive under Hasbro’s 2003 Stock Incentive Performance Plan (the “Stock Plan”) prior to the Effective Date and outstanding on the Effective Date shall remain outstanding and continue to vest in accordance with the terms of the Stock Plan and applicable award agreements as in effect immediately prior to the Effective Date, subject to the Executive’s continued employment with the Company through the applicable vesting date and any other vesting and forfeiture provisions of the Stock Plan and applicable award agreements. The Retirement Date or, if earlier, the Termination Date, under this Agreement shall be considered the date of the Executive’s termination of employment with the Company for purposes of the treatment of any outstanding awards, including “Early Retirement” as defined in the award agreements. Equity awards that are restricted stock units subject only to service-based vesting criteria that vest in accordance with this Section 3(c) shall be settled at the time that such awards are settled in accordance with their terms, which, for the avoidance of doubt, will be no later than March 15 of the year following the year in which the applicable “Annual Vesting Date” occurs (as defined in the applicable award agreement). For the avoidance of doubt, such equity awards shall remain subject to Hasbro’s Clawback Policy. The Executive shall not be eligible for grants of additional equity awards following the Effective Date.
(d)Other Benefits. During the Transition Period, the Executive shall be entitled to continue to participate in all broad-based health and welfare plans and programs in which he participated immediately prior to the Transition Period, subject to the requirements of applicable law, the terms of such plans and programs and the right of the Company to amend or terminate such plans and programs at any time.
(e)Vacation. The Executive will be paid his accrued and unused vacation on the Termination Date.
(f)Expenses. The Company shall pay or reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive during the Transition Period in the performance of the Executive’s services under this Agreement, in accordance with Company policy for its senior executives, provided that any such expenses must be approved by the Company in advance in writing. In addition, the Company shall reimburse the Executive for up to $11,000 USD in the aggregate for any documented legal fees expended or incurred by the Executive through the Effective Date in connection with negotiating the terms of this Agreement, payable within 60 days of the Executive’s submission of reasonably satisfactory documentation of such fees.
(g)Tax Preparation Assistance. The Executive shall receive up to $5,000 USD tax preparation assistance at the Company’s cost for any tax returns filed by the Executive in respect of any whole or partial tax year that occurs during the Transition Period.
4.Severance Payments.
(a)If the Executive signs this Agreement and signs and does not revoke the attached Release and remains employed through the end of the Transition Period, the Company will pay the Executive a program of severance benefits consisting of:
(i)severance pay at the Executive’s Base Salary (exclusive of any bonuses, commissions, overtime pay, or other extra forms of compensation) for 52 weeks following the Retirement Date (the "Severance Pay Period");
(ii)a one-time, lump sum payment of six hundred thousand dollars ($600,000 USD) to be paid within thirty days of the Retirement Date;
(iii)continuance of the Executive’s current level of basic, supplemental and dependent life insurance with the Company and the Executive sharing the cost for this coverage on the same basis as the cost is shared between the Company and similarly situated active employees during the Severance Pay Period;
(iv)    continuance of the Executive’s participation in Hasbro’s medical, dental and vision plans during the Severance Pay Period, with the Company and the Executive sharing the cost for this coverage on the same basis as the cost is shared between the Company and similarly situated active employees during the same period, and with the Executive’s right to continued coverage (or conversion to an individual policy) at the Executive’s own expense where available beginning when the extended coverage under this item (iv) ends;
(v)    if the Executive is currently receiving an automobile allowance or have a company leased vehicle, this benefit will continue during the Severance Pay Period, or until the Executive begins new employment, whichever comes first.
(b)    All severance payments will cease at the end of the Severance Pay Period and the severance benefits described herein are the maximum benefits that the Company will pay.
(c)    If the Executive begins new employment during the Severance Pay Period, the Executive’s continuance of basic, supplemental and dependent life insurance coverage, vision coverage, and of medical and dental coverage partially at Company expense shall end when Executive becomes eligible for comparable coverage with under a new employer’s group plans, and further provided that the Executive shall be obligated to repay to the Company any premiums paid by the Company for basic life insurance coverage, and the Company’s share of the cost for medical and dental coverage paid after the Executive begins the new employment but before the Executive notified the Company of the new employment;
(d)    The Executive shall not be required to mitigate Executive’s damages by seeking comparable employment, and no amount of any severance payment owed by Company pursuant to this Agreement shall be reduced or subject to offset by the amount of any compensation that Executive or his affiliates earn from other employment or self-employment activities.;
(e)    In the event of the Executive’s death during the Severance Pay Period, the severance pay shall cease at death.
(f)    Except as provided above, the Executive’s coverage and participation in the compensation and benefit plans and programs for the Company generally shall end on the Retirement Date. As of the Retirement Date, the Executive:
(i)    shall not be eligible for continued short term or long-term disability coverage;
(ii)    shall not continue to accrue seniority for any purpose, including, but not limited to, pension purposes;
(iii)     shall not be eligible to contribute or to receive Company contributions to a Company 401(k) plan;
(iv)    shall not be eligible for any bonus plan or equity grants;
(v)    shall not have use of a Company car; and
(vi)     shall not accrue vacation time.
5.Announcement. The contents of any formal or written announcements or communications, whether directed within the Company or externally, regarding the Executive’s transition from Executive Vice President, Chief Content Officer of Hasbro to the position of Special Advisor shall be determined through mutual consultation between the Company and the Executive, except as required by applicable law, rule, regulation or other binding directive issued by any governmental or regulatory authority (“applicable law”).

6.Termination of Employment Prior to the Retirement Date.
(a)Termination by the Company. The Company may terminate the Executive’s employment during the Term for Cause.
For purposes of this Agreement, “Cause” means (i) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) material breach of a material agreement with the Company, including this Agreement or any of the Confidentiality Agreements (as defined below), (iii) a failure to comply with the Company’s written policies or rules resulting in material harm to the Company, (iv) a conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof or the equivalent under the applicable laws outside of the United States, (v) gross negligence or willful misconduct resulting in material harm to the Company, (vi) violation of the Hasbro Code of Conduct, (vii) continuing failure to perform assigned duties after receiving written notification of such failure, (viii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation, (ix) an intentional violation of Federal or state securities laws or (x) fraud, embezzlement, theft or dishonesty against the Company; provided that no finding of Cause shall be made pursuant to subsections (i) through (iii) and (v) through (viii) above unless the Company has provided the Executive with written notice stating the facts and circumstances underlying the allegations of Cause and the Executive has failed to cure such violation, if curable, within 30 days following receipt thereof. The Board of Directors of Hasbro (the “Board”) or the CEO shall determine whether a violation has occurred, is curable and/or cured in its or his reasonable discretion.
If, subsequent to the Executive’s termination of employment with the Company for any reason other than by the Company for Cause, it is determined in good faith by the Board or the CEO that the Executive’s employment could reasonably have been terminated by the Company for Cause pursuant to this Section 6(b), the Executive’s employment shall, at the election of the Board or the CEO, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.
(b)Voluntary Termination.
(i)The Executive may voluntarily terminate employment during the Transition Period at any time, which shall be effected by giving the Company written notice of such termination.
(ii)Notwithstanding Section 6(c)(i) of this Agreement to the contrary, if the Executive accepts employment with, or otherwise performs services for profit for, another entity or individual not affiliated with the Company, in each case, prior to the Retirement Date, the Executive shall be deemed to have voluntarily resigned as of the date such employment or services commence without the requirement to provide advance written notice.
(iii)If the Executive revokes the Release attached as Exhibit A within the seven-day revocation period, the Executive shall be deemed to have voluntarily resigned as of the date of the revocation.
(c)Date of Termination. The “Date of Termination” means, as applicable, (i) if the Executive’s employment is terminated by reason of death, the date of the Executive’s death, (ii) if the Executive’s employment is terminated by the Company for Cause or by the Executive pursuant to Section 6(b)(i) of this Agreement, the date specified in the notice of such termination (which shall not be before any applicable cure period or notice period has expired), (iii) if the Executive’s employment is terminated by the Executive pursuant to Section 6(b)(ii) of this Agreement, the date the Executive’s employment with, or provision of services to, another entity or individual has commenced or (iv) the date of revocation set forth in Section 6(b)(iii).

7.Obligations of the Company on Termination Prior to the Retirement Date. If the Executive’s employment with the Company terminates for any reason prior to the Retirement Date, including by voluntary termination, then the Executive shall be entitled to the payments and benefits described in Section 3 of this Agreement, in each case, based on the Executive’s service through the Date of Termination instead of through the Retirement Date. In the event the Executive’s employment hereunder is terminated by the Company for Cause or by the Executive in accordance with Section 6(b) of this Agreement, he shall not be eligible to the benefits described in Section 4 of this Agreement. Unless otherwise specifically set forth below, the Executive shall not be entitled to any other payments and benefits from the Company in connection with the termination of his employment with the Company.
8.Full Settlement. To the fullest extent permitted by law and provided an acceleration of income or the imposition of an additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) would not result, any amounts otherwise due to the Executive hereunder (including any payments pursuant to Section 7 of this Agreement) shall be subject to set-off with respect to any amounts the Executive otherwise owes the Company. The Executive hereby agrees that in consideration for the payments to be received under this Agreement, the Executive waives any and all rights to any payments or benefits under any severance (but not retirement) plans, programs, contracts or arrangements of the Company, including the Hasbro Change in Control Severance Plan for Designated Senior Executives and any payments or benefits under any applicable law. The payments and benefits described herein are the maximum benefits that the Company shall provide to the Executive, and the Executive hereby acknowledges and agrees that such payments and benefits exceed the value of the payments and benefits he would otherwise be entitled to receive pursuant to any applicable law providing for payments or benefits in connection with a termination of employment.
9.Non-Solicitation and Confidentiality Agreements.
(a)Non-Solicitation and Confidentiality Agreements. The Executive hereby acknowledges that each Non-Solicitation and Confidentiality Agreement entered into between the Executive and the Company (collectively, the “Confidentiality Agreements”) shall remain in full force and effect and that the Retirement Date or the Date of Termination, if earlier, shall constitute the date of termination (or term of similar import) for purposes of any Confidentiality Agreement.
(b)Nondisparagement. To the extent permitted by law or required by law and subject to Section 13(e) below, during the Transition Period and thereafter, (i) the Executive shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning Hasbro or its subsidiaries, any of their clients, customers or businesses, or the business reputations or character of any of their current or former directors, officers, employees or shareholders; provided, however, that nothing herein shall prohibit (A) the Executive from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (C) the Executive from acting in good faith to enforce his rights under this Agreement. The Executive also understands, and the Company agrees, that the Company will instruct the Senior Management Team that they shall not, either directly or indirectly, disparage or make negative or adverse comments about the Executive to any third party.
10.Indemnification. In the event that the Executive is made a party or is threatened to be made a party to any action, suit or proceeding (other than any action, suit or proceeding arising under or related to this Agreement), whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent allowed by law, the Company shall indemnify the Executive and hold him harmless against all fees, costs, expenses (including reasonable attorneys’ fees, costs and expenses incurred by the Executive), judgments, fines and amounts paid in settlement (subject to the Company’s prior written consent) actually and reasonably incurred by him, as and when incurred, in connection with any such Proceeding, provided, however, that the Company shall not be required to indemnify the Executive for any claims, causes of action, costs or liabilities resulting from or related to the Executive’s fraud, gross negligence or willful misconduct.  Fees, costs and expenses incurred by the Executive in defense of any such Proceeding (including reasonable attorneys’ fees, costs and expenses and excluding judgments, fines and amounts paid in settlement) shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt by the Company of: (i) a written request for payment; (ii) reasonable documentation evidencing the incurrence, amount and nature of the fees, costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that te Executive is not entitled to be indemnified by the Company under this Section 10.
11.Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Rhode Island, without reference to principles of conflict of laws. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement (an “Action”), shall be commenced only in a court of the State of Rhode Island (or, if appropriate, a federal court located within the State of Rhode Island). The Executive consents to the exclusive jurisdiction of the courts of Rhode Island to resolve all disputes arising out of or pertaining to the Executive’s employment relationship with and/or separation from the Company. The Executive agrees to be bound by any monetary and/or equitable order issued by a Federal or state court located within the State of Rhode Island, and to not contest any such order or the enforceability thereof in the court of any other state or country. The Executive and the Company each hereby irrevocably waive any right to a trial by jury in any Action.
12.Cooperation. The Executive agrees to cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with Company counsel to prepare for trial or discovery or an administrative hearing or alternative dispute resolution and to act as a witness when requested by the Company at reasonable times designated by the Company. The Company agrees to take all reasonable steps to make sure its requests for cooperation do not interfere with the Executive’s professional and personal obligations.
13.Assignment; Successors. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. In addition to any obligations imposed by law upon any successor to the Company, unless such assumption happens by operation of law, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
14.Miscellaneous.
(a)Headings; Construction. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(b)Amendments. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(c)Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Mail, by registered or certified mail, postage prepaid, addressed to:
If to the Executive:    At his address on file with the Company;
and

If to the Company:	Hasbro, Inc.
1011 Newport Avenue
Pawtucket, RI 02862
Attention: Tarrant Sibley, Executive Vice President, Chief Legal Officer and Corporate Secretary
or to such other address as either party furnishes to the other in writing in accordance with this Section 13(c).
(d)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.
(e)Section 21F; Defend Trade Secrets Act.
(i)Notwithstanding anything in this Agreement or any Confidentiality Agreement to the contrary, nothing in or about this Agreement or any Confidentiality Agreement prohibits the Executive from: (A) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (“Section 21F”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (“SEC”); (B) providing confidential information to the SEC, to the extent permitted by Section 21F; (C) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (D) receiving a monetary award as set forth in Section 21F.
(ii)Furthermore, the Executive shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any confidential information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. § 1833(b)) applies that is made (A) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
(f)Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all Federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
(g)Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.
(h)Entire Agreement. The Executive and the Company acknowledge that this Agreement (collectively with the Release attached as Exhibit A hereto and executed simultaneously herewith and the

Confidentiality Agreements) constitutes the entire understanding of the parties with respect to the subject matter hereof and supersede any other prior agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof and that, following the date hereof, no such agreement or understanding shall be of any further force or effect. The Executive and the Company further acknowledge that the Release attached as Exhibit A hereto and executed simultaneously herewith is an integral part of this Agreement and that if the Executive revokes the Release in accordance with its terms, then this Agreement shall be null and void ab initio, the Executive’s employment shall end on the date of the revocation and the Company shall not have any obligations to the Executive under this Agreement or the Company’s severance plan.
(i)Section 409A.
(i)It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(ii)Neither the Executive nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Executive or for the Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by the Executive to the Company.
(iii)Each payment under this Agreement shall be considered a “separate payment” and not of a series of payments for purposes of Section 409A, as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).
(iv)Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by the Company) at the time of his “separation from service” (within the meaning of Section 409A) and if any portion of the payments or benefits to be received by the Executive upon such separation from service would be considered deferred compensation under Section 409A, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service on account of the Executive’s separation from service shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Executive’s separation from service or (ii) the Executive’s death.
(v)Except as specifically permitted by Section 409A or as otherwise specifically set forth in this Agreement, the benefits and reimbursements provided to the Executive under this Agreement and any Company Plan during any calendar year shall not affect the benefits and reimbursements to be provided to the Executive under the relevant section of this Agreement or any Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, reimbursement payments shall be made to the Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(vi)The Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Executive or for his account in connection with this Agreement or any Company Plan (including any taxes and penalties under Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes or penalties. The Company makes no representations concerning the tax consequences of the Executive’s participation in this Agreement under Section 409A or any other Federal, state or local tax law.
(j)Survival of Terms. To the extent necessary to effectuate the terms of this Agreement, terms of this Agreement which must survive the termination of the Executive’s employment with the Company or the termination of this Agreement shall so survive.
(k)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.
(l)Each Party the Drafter. This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.
IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and Hasbro and Hasbro B.V. have caused this Agreement to be executed in their name on their behalf, all as of the day and year first above written, to become effective as of the Effective Date.

Hasbro, Inc.,
by
/s/ Deborah M. Thomas
Name: Deborah M. Thomas
Title: Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: March 5, 2020

Hasbro Studios, LLC
by
/s/ Deborah M. Thomas
Name: Deborah M. Thomas
Title: Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: March 5, 2020

Accepted and Agreed to:
/s/ Stephen Davis
Stephen Davis
Date: March 4, 2020

Exhibit A
RELEASE
Pursuant to the terms of the Transition Services Agreement (the “Agreement”) between Hasbro, Inc. (“Hasbro”), Hasbro Studios, LLC. (collectively with Hasbro and its subsidiaries, the “Company”) and Mr. Stephen Davis (the “Executive”) entered into as of the date indicated therein, the Executive hereby agrees that all rights under Section 1542 of the Civil Code of the State of California are hereby waived. Such section reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Notwithstanding the provisions of Section 1542 of the Civil Code of the State of California and for the purpose of implementing a full and complete settlement and release, the Executive hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, and any subsidiary or affiliated organization of the Company and/or their current or former officers, directors, stockholders, corporate affiliates, attorneys, agents, plan administrators, fiduciaries, or employees (the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys' fees and costs), of every kind and nature, known or unknown, which the Executive ever had or now have against any and all Released Parties, including, but not limited to, all claims arising out of or related to the Executive’s employment, his separation from employment, transition to the role of Special Advisor or failure to reemploy him; all claims arising out of or relating to race, sex, national origin, handicap (disability), religion, gender identity or expression, sexual orientation and benefits, genetic information, or marital status; all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2101 et seq. (regarding existing but not prospective claims), the Worker Adjustment and Retraining Notification Act (“WARN”), Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Genetic Information Nondiscrimination Act, P.L. 110-233, the Immigration Control Act (ICRA), all as amended; all claims under and similar state or local statutes including the California Fair Employment And Housing Act, Cal. Gov't Code § 12940 et seq., the California Constitution, the California Family and Medical Leave Law, Cal. Labor Code § 233 et seq., the California Unruh Civil Rights Act, Cal. Civil Code § 51 et seq., the California. Lab.

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Code, § 1102.5 (the California Whistleblower law); the California Family Rights Act, Cal. Gov’t Code § 12945.2 and § 19702.3; the California Equal Pay Law, Cal. Labor Code, § 1197.5 et seq.; and the California Healthy Workplace Healthy Families Act of 2014, all as amended; all wrongful discharge claims, common law tort, defamation, breach of contract, infliction of emotional distress, and other common law claims; all state or federal whistleblower claims to the maximum extent permitted by law; and any claim or damages arising out of the Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims does not prevent the Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before the EEOC or a state fair employment practices agency (except that the Executive acknowledges he may not recover any monetary benefits in connection with any such charge, investigation or proceeding and the Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding).
Acknowledgments.
The Executive affirms that he has fully reviewed the terms of this Release, affirms that he understand its terms and states that he is entering into this Release knowingly, voluntarily and in full settlement of all claims which existed in the past or which currently exist, that arise out of his employment with the Company and the Transition.
The Executive acknowledges that he has had at least 21 days to consider this Release thoroughly, and has been specifically advised to consult with an attorney, if he wishes, before he signs below. If the Executive signs and returns this Release before the end of the 21-day period, he certifies that his acceptance of a shortened time period is knowing and voluntary, and the Company did not improperly encourage him to sign through fraud, misrepresentation or a threat to withdraw or alter the offer before the 21-day period expires.
The Executive acknowledges and agree that by entering into this Agreement and signing this Release, he is waiving any and all rights or claims he might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that you have received consideration beyond that to which he was previously entitled.
The Executive understands that he may revoke this Release within seven days after he signs it. The Executive’s revocation must be in writing and submitted within the seven-day period.
If the Executive does not revoke this Release within the seven-day period, it becomes effective and irrevocable. The Executive further understands that if he revokes this Release during such seven-day period, the Agreement shall be null and void ab initio and the Executive will not be eligible to receive the payments and benefits provided for therein or under Hasbro’s severance plan.

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The Executive acknowledges that the waiver and release provisions set forth in this Release are in exchange for good and valuable consideration that is in addition to anything of value to which he was already entitled.
By: /s/ Stephen Davis
Stephen Davis

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